Fourth Quarter 2023 Earnings Press Release

Exhibit 99.1

Marine Products Corporation Reports Fourth Quarter And Full Year 2023 Financial Results And Declares Regular Quarterly Cash Dividend

ATLANTA, January 25, 2024 – Marine Products Corporation (NYSE: MPX) (“the Company”), a leading manufacturer of fiberglass boats, announced its unaudited results for the fourth quarter and full year ended December 31, 2023.

* Non-GAAP measures, including EBITDA, EBITDA margin, and free cash flow are reconciled to the most comparable GAAP measures in the appendices of this earnings release.

* All comparisons are year-over-year (versus 4Q:22) unless stated otherwise.

Fourth Quarter 2023 Highlights

●	Net sales decreased 35% year-over-year to $70.9 million
●	Net income was $5.4 million, down 54% year-over-year, and diluted earnings per share (EPS) was $0.16; net income margin decreased 320 basis points year-over-year to 7.7%
●	EBITDA was $6.5 million, down 58% year-over-year; EBITDA margin decreased 490 basis points year-over-year to 9.2%
●	Results reflected the normalization of retail demand following a strong period of post-COVID sales; the Company has adjusted production volumes and manufacturing costs to align with near-term demand

Full Year 2023 Highlights

●	Net sales increased 1% year-over-year to $383.7 million
●	Net income was $41.7 million, up 3% year-over-year, and diluted EPS was $1.21; net income margin was 10.9%
●	EBITDA was $51.6 million, down 4% year-over-year, with EBITDA margin of 13.5%
●	Net cash flow provided by operating activities was $56.8 million and free cash flow was $46.7 million
●	The Company remains debt-free and paid $19.3 million in dividends in 2023

Management Commentary

“Our fourth quarter results reflect soft retail boat demand for the second consecutive quarter as the industry has normalized from elevated post-COVID demand,” stated Ben M. Palmer, Marine Products' President and Chief Executive Officer. “While the boating market has added new retail customers since 2020, the industry has recently been grappling with economic uncertainty, rising interest rates and generally higher levels of dealer inventory. Beginning in the third quarter of 2023, we adjusted our production schedules, variable cost structure, and retail incentive programs to align with reset volume expectations. We are comfortable with the level of our product in field inventories and excited about our new 2024 product launches, but we are prepared for near-term industry softness and overall channel de-stocking. In this environment, we will focus on product innovation, maximize our dealer relationships, and aggressively manage costs. We look forward to the winter

Fourth Quarter 2023 Earnings Press Release

boat shows in the next few weeks as an opportunity to showcase our newest products and gauge retail demand ahead of the 2024 retail selling season.

“We generated strong cash flow in 2023, and our balance sheet now boasts over $70 million in cash. We will continue to pay an attractive dividend, while evaluating potential acquisitions to increase our scale and options to return additional capital to our shareholders,” concluded Palmer.

4Q:23 Consolidated Financial Results: Year-Over-Year Comparisons (versus 4Q:22)

Net sales were $70.9 million, down 35%. The decrease in net sales was primarily due to a 34% decrease in the number of boats sold during the quarter. A 4% increase in gross average selling price was offset by higher retail incentives for a new program announced during the quarter. The incentive program is effective for our boats sold during the fourth quarter and in prior periods remaining in dealer inventory. The company believes net sales have also been impacted by a normalization of high post-COVID demand and higher interest rates. Higher rates impact financing costs for consumers, as well as inventory carrying costs for dealers. Management also believes that while boat production and sales have stabilized, year-over-year comparisons will likely remain soft in the near term.

Gross profit was $13.5 million, down 51%. Gross margin was 19.0%, down 620 basis points. Gross margin reflected lower sales volumes and associated manufacturing cost inefficiencies, coupled with the impact of higher retail incentives. The retail incentive program resulted in a pronounced impact to gross margin in the fourth quarter, given the terms of the program as described above. Production schedules and labor costs have been adjusted to align more with current demand.

Selling, general and administrative expenses were $7.7 million, down 38%, and represented 10.9% of net sales, down 60 basis points. The decrease in SG&A expenses was due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense.

Interest income of $794 thousand increased due to higher cash balances and interest rates.

Income tax provision was $1.2 million, or 18.0% of income before income taxes.

Net income and diluted EPS were $5.4 million and $0.16, respectively, down from $11.9 million and $0.35, respectively, in 4Q:22. Net income margin was 7.7%, down 320 basis points.

EBITDA (earnings before interest, taxes, depreciation and amortization) was $6.5 million, down from $15.3 million; EBITDA margin was 9.2%, down 490 basis points.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $72.0 million at the end of 4Q:23, with no outstanding borrowings under the Company’s $20 million revolving credit facility.

Net cash provided by operating activities and free cash flow were $56.8 million and $46.7 million, respectively, for the full year 2023.

Fourth Quarter 2023 Earnings Press Release

Payment of dividends in 2023 totaled $19.3 million. The Board of Directors declared a regular quarterly cash dividend of $0.14 per share, payable March 11, 2024, to common stockholders of record at the close of business on February 9, 2024.

Conference Call Information

Marine Products Corporation will hold a conference call today, January 25, 2024, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

About Marine Products

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation: our belief that adjustments to our production schedules, variable cost structure, and retail incentive programs will align with future volume levels; statements regarding our comfort with the level of our product in field inventories, statements regarding excitement about our new 2024 product launches, our expectation for near-term industry softness and overall channel de-stocking; our belief that the winter boat shows in the next few weeks will allow us to showcase our newest products and gauge retail demand ahead of the 2024 retail selling season; and our expectation to continue paying dividends to shareholders and to assess acquisitions. Risk factors that could cause such future events not to occur as expected include the following: supply chain disruptions may continue to delay the receipt of both raw materials and key components used in our manufacturing process, thus delaying production and deliveries to our dealers; negative economic conditions, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to adverse weather conditions, and increased interest rates. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2022.

Fourth Quarter 2023 Earnings Press Release

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Mark Chekanow, CFA

Vice President, Investor Relations

(404) 419-3809

mchekano@marineproductscorp.com

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Years Ended
Periods ended December 31,	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$70,871	$108,509	$383,729	$380,995
Cost of goods sold	57,408	81,189	293,350	287,278
Gross profit	13,463	27,320	90,379	93,717
Selling, general and administrative expenses	7,718	12,472	43,213	41,921
Gain on disposition of assets, net	(74)	—	(2,036)	—
Operating income	5,819	14,848	49,202	51,796
Interest income, net	794	286	2,860	338
Income before income taxes	6,613	15,134	52,062	52,134
Income tax provision	1,191	3,277	10,367	11,787
Net income	$5,422	$11,857	$41,695	$40,347

EARNINGS PER SHARE
Basic	$0.16	$0.35	$1.21	$1.18
Diluted	$0.16	$0.35	$1.21	$1.18

AVERAGE SHARES OUTSTANDING
Basic	34,467	34,218	34,443	34,183
Diluted	34,467	34,218	34,443	34,183

Fourth Quarter 2023 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	DECEMBER 31,	DECEMBER 31,
	2023	2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$71,952	$43,171
Accounts receivable, net	2,475	5,340
Inventories	61,611	73,015
Income taxes receivable	361	28
Prepaid expenses and other current assets	2,847	3,444
Total current assets	139,246	124,998
Property, plant and equipment, net	22,456	14,965
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	8,590	6,027
Other assets	19,737	13,952
Total assets	$193,802	$163,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,071	$8,250
Accrued expenses and other liabilities	16,496	15,340
Total current liabilities	22,567	23,590
Retirement plan liabilities	17,998	14,440
Other long-term liabilities	1,649	1,304
Total liabilities	42,214	39,334
Common stock	3,447	3,422
Capital in excess of par value	—	—
Retained earnings	148,141	122,954
Accumulated other comprehensive loss	—	(1,995)
Total stockholders' equity	151,588	124,381
Total liabilities and stockholders' equity	$193,802	$163,715

Fourth Quarter 2023 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
Years ended December 31,	2023	2022
	(Unaudited)
OPERATING ACTIVITIES
Net income	$41,695	$40,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,416	1,905
Pension settlement loss	2,363	1,180
Working capital	13,679	3,057
Other operating activities	(3,307)	2,859
Net cash provided by operating activities	56,846	49,348

INVESTING ACTIVITIES
Capital expenditures	(10,174)	(2,500)
Proceeds from sale of assets	2,303	—
Net cash used for investing activities	(7,871)	(2,500)

FINANCING ACTIVITIES
Payment of dividends	(19,284)	(17,077)
Cash paid for common stock purchased and retired	(910)	(702)
Net cash used for financing activities	(20,194)	(17,779)

Net increase in cash and cash equivalents	28,781	29,069
Cash and cash equivalents at beginning of period	43,171	14,102
Cash and cash equivalents at end of period	$71,952	$43,171

Fourth Quarter 2023 Earnings Press Release

Non-GAAP Measures

Marine Products Corporation has used the non-GAAP financial measures of EBITDA, EBITDA margin, and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures enables investors to compare our operating performance consistently over various time periods, and in the case of EBITDA, without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on Marine Products Corporation’s investor website, which can be found on the Internet at www.marineproductscorp.com.

Appendix A

(Unaudited)
Periods ended December 31,	Three Months Ended		Years Ended
(In thousands)	2023	2022	2023	2022
Reconciliation of Net Income to EBITDA
Net income	$5,422	$11,857	$41,695	$40,347
Adjustments:
Add: Income tax provision	1,191	3,277	10,367	11,787
Add: Depreciation and amortization	666	489	2,416	1,905
Less: Interest income, net	794	286	2,860	338
EBITDA	$6,485	$15,337	$51,618	$53,701

Net income margin	7.7%	10.9%	10.9%	10.6%

EBITDA margin	9.2%	14.1%	13.5%	14.1%

Appendix B

(Unaudited)
	Years Ended
(In thousands)	2023	2022
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$56,846	$49,348
Capital expenditures	(10,174)	(2,500)
Free cash flow	$46,672	$46,848